Exhibit 10.4
EXECUTION VERSION

AMENDED AND RESTATED PERSONAL LINES
MASTER AGREEMENT
BY AND BETWEEN
ACP RE, LTD
AND
NATIONAL GENERAL HOLDINGS CORPORATION
DATED AS OF JULY 23, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS 2
ARTICLE II TRANSACTION CLOSING 6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACP 7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NATIONAL GENERAL 8
ARTICLE V COVENANTS 10
ARTICLE VI RESERVED 15
ARTICLE VII CONDITIONS PRECEDENT 15
ARTICLE VIII INDEMNIFICATION 16
ARTICLE IX TERMINATION PRIOR TO CLOSING 17
ARTICLE X GENERAL PROVISIONS 18

EXHIBITS

Exhibit A	LPT Agreement

Exhibit B	Administrative Services Agreement

Exhibit C	Personal Lines MGA Agreement
Exhibit D            Personal Lines Reinsurance Agreement
Exhibit E            Stop-Loss Agreement
Exhibit F            Investment Agreement
Exhibit G            Personal Lines Bill of Sale
Exhibit H            Personal Lines SPA
Exhibit I            Tower Companies

DISCLOSURE SCHEDULE

Section	Description

Section 3.3	Noncontravention; Consents

Section 4.3	Noncontravention; Consents

Section 7.1(d)	Consents

AMENDED AND RESTATED PERSONAL LINES MASTER AGREEMENT
This AMENDED AND RESTATED PERSONAL LINES MASTER AGREEMENT is made as of July 23, 2014 (this "Agreement"), by and between ACP Re Ltd ("ACP"), a Bermuda exempted company, and National General Holdings Corporation, a Delaware corporation ("National General").
WHEREAS, ACP, AmTrust Financial Services, Inc. ("AmTrust"), a Delaware corporation, and National General are entering into a series of agreements by which ACP has agreed to acquire Tower Group International, Ltd. ("Tower"), a Bermuda insurance holding company, which transacts commercial and personal lines insurance business in the United States through the Companies which are parties to this Agreement, and, in connection therewith, AmTrust and National General have agreed to administer the run-off of Tower’s legacy business, provide stop-loss coverage to ACP with respect thereto, and, prospectively, manage and reinsure all business to be written by the Companies after the Effective Time;
WHEREAS, ACP, pursuant to that certain Merger Agreement among ACP, Merger Sub and Tower dated as of January 3, 2014 (the "Merger Agreement") is acquiring Tower and its Subsidiaries through the merger of Merger Sub with and into Tower with Tower surviving such merger (the "Merger");
WHEREAS, AmTrust and National General have agreed to provide financing to ACP in connection with the Merger and to manage and reinsure, respectively, the Tower Companies' Commercial Lines Business and Personal Lines Business as set forth in the agreements provided for in this Agreement;
WHEREAS, National General will provide financing to ACP in an aggregate principal amount of up to $125,000,000, which will pay a market interest rate and have a term of no less than seven years, pursuant to a credit agreement, the principal terms of which have been agreed to by ACP and National General (the "Credit Agreement");
WHEREAS, in connection with the transactions described above, CP Re and the Tower Companies will enter into that certain Loss Portfolio Transfer Agreement in substantially the form attached hereto as Exhibit A (the "LPT Agreement"), pursuant to which CP Re will assume all insurance liabilities and unearned premium liability (to the extent not previously assumed by Affiliates of AmTrust or National General) of the Tower Companies;
WHEREAS, the parties will enter into the Personal Lines Administrative Services Agreement, in substantially the form attached as Exhibit B (the "Administrative Services Agreement"), pursuant to which National General or one or more of its Affiliates will manage and administer the runoff of claims and policies arising out of the Personal Lines Business written by the Tower Companies prior to the Effective Time;
WHEREAS, the parties will enter into the Personal Lines Managing General Agent Agreement, in substantially the form attached as Exhibit C (the "Personal Lines MGA Agreement"), pursuant to which National General or one or more of its Affiliates will manage and administer the Personal Lines Business written by the Tower Companies following the Effective Time;
WHEREAS, the parties will enter into the 100% Quota Share Reinsurance Agreement, in substantially the form attached as Exhibit D (the "Personal Lines Reinsurance Agreement"), pursuant to which National General or one or more of its Affiliates will reinsure business written by the Tower Companies pursuant to the Personal Lines MGA Agreement;

WHEREAS, AmTrust and National General, as reinsurers, and CP Re, as reinsured, will enter into the $250 million Aggregate Stop Loss Reinsurance Agreement in substantially the form attached as Exhibit E (the "Stop-Loss Agreement");
WHEREAS, AmTrust, National General and ACP Re will enter into a Stop-Loss Retrocession Agreement to be negotiated in good faith by AmTrust, National General and ACP Re (the "Retrocession Agreement"), pursuant to which ACP Re will reinsure 100% of the business reinsured pursuant to the Stop-Loss Agreement;
WHEREAS, AmTrust, through its Affiliate, AII Insurance Management, Ltd., and ACP will enter into the Investment Management Agreement in substantially the form attached as Exhibit F (the "Investment Agreement"), by which AII Insurance Management, Ltd., will provide investment management services to the Tower Companies;
WHEREAS, in connection with the transactions contemplated herby and pursuant to the Personal Lines Bill of Sale in substantially the form attached hereto as Exhibit G, National General will purchase from ACP or its applicable Subsidiary, directly or indirectly, the Purchased Assets (as defined therein), on the terms and subject to the conditions set forth therein;
WHEREAS, in connection with the transactions described above, National General and ACP will enter into the Amended and Restated Personal Lines Stock Purchase Agreement in substantially the form attached hereto as Exhibit H (the "Personal Lines SPA"), pursuant to which National General will acquire from ACP all of the issued and outstanding equity interests of Adirondack AIF LLC, a New York limited liability company, and New Jersey Skylands Management, LLC, a Delaware limited liability company;
WHEREAS, the transactions described in the foregoing recitals are collectively referred to herein as the "Transactions;" and
WHEREAS, the parties hereto entered into that certain Personal Lines Master Agreement, dated as of April 8, 2014 (the "Original Master Agreement"), and now wish to amend and restate the Original Master Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and of the mutual benefits to be derived from this Agreement, the parties agree as follows:

ARTICLE IDEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
"ACP" has the meaning set forth in the introductory paragraph of this Agreement.
"Administrative Services Agreement" has the meaning set forth in the Recitals.
"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" (including its correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership or securities or partnership or other ownership interests, by contract or otherwise).
"Agreement" has the meaning set forth in the introductory paragraph of this Agreement.
"AmTrust" has the meaning set forth in the introductory paragraph of this Agreement.
"Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.
"Applicable Rate" means the prime rate of interest reported from time to time in The Wall Street Journal.
"Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in New York are required or authorized by law or executive order to be closed.
"Commercial Lines Business" means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions (other than Personal Lines Business) issued by a Tower Company.
"Commercial Lines Master Agreement" means that certain Amended and Restated Commercial Lines Master Agreement, dated as of the date hereof, by and between ACP Re and AmTrust.
"CP Re" means CastlePoint Reinsurance Company, Ltd.
"Credit Agreement" has the meaning set forth in the Recitals.
"Cut-Through Quota Share Agreement" means that certain Personal Lines Cut-Through Quota Share Reinsurance Agreement, dated as of January 3, 2014, by and among Integon National Insurance Company, an insurance company organized under the laws of North Carolina, and the Companies.

"Disclosure Schedule" means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.
"Earn-Out Payments" has the meaning set forth in Section 2.4.
"Effective Time" has the meaning set forth in Section 2.1.
"Governmental Entity" has the meaning set forth in Section 3.3.
"Gross Written Premium" means (a) any and all amounts received, less cancellations and returns, in connection with the Personal Lines Business that are required to be reported as direct or assumed premium on the statutory financial statement of National General or its insurance company Affiliates, as the case may be, in accordance with Applicable Law, and (b) as of the Effective Time, unearned premium assumed or written in connection with the Cut-Through Quota Share Agreement or the Pre-Closing MGA Agreement.
"Indemnified Party" has the meaning set forth in Section 8.2(a).
"Indemnifying Party" has the meaning set forth in Section 8.2(a).
"Insurance Regulators" means all Governmental Entities regulating the business of insurance under Applicable Laws.
"Investment Agreement" has the meaning set forth in the Recitals.
"Liens" means pledges, restrictions, claims, liens, charges, encumbrances and security interests of any kind.
"Losses" means any and all liabilities, claims, obligations, losses, costs, disbursements, penalties, fines, expenses (including reasonable attorneys', accountants' and other out-of-pocket professional fees and expenses incurred in the investigation, collection, prosecution or defense or any claims, whether or not involving any third party) and damages, but excluding lost profits or any punitive, exemplary, consequential or similar damages (other than lost profits or any punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim).
"LPT Agreement" has the meaning set forth in the Recitals.
"Measurement Date" means the last Business Day of June and December of each calendar year.
"Merger Agreement" has the meaning set forth in the Recitals.
"Merger Sub" means London Acquisition Company Limited, a Bermuda exempted company.
"National General" has the meaning set forth in the Recitals.
"Permitted Liens" means (a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by any appropriate action or proceeding, and adequate reserves (as determined in accordance with SAP) have been established on the relevant Company's books with respect thereto, (b) Liens to secure, landlords, sublandlords, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements, (c) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under Applicable Laws, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (d) mechanics', materialmen's or contractors' Liens or any similar statutory Lien for amounts not yet due and payable and incurred in the ordinary course of business, (e) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Personal Lines Business, (f) purchase money Liens in any property acquired by the Tower Companies in the ordinary course of business and (g) easements, covenants, rights of way or other encumbrances or restrictions, if any, that do not impair the use of the assets to which they relate.
"Person" means an individual, corporation, partnership (limited or general), joint venture, limited liability company, association, trust, unincorporated organization or other entity.
"Personal Lines Business" means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and physical damage, homeowners, personal excess and umbrella coverage issued by the Companies.
"Personal Lines Bill of Sale" means the Personal Lines Bill of Sale and General Assignment and Assumption Agreement dated as of the Transaction Closing Date among ACP, Affiliates of Tower acquired by ACP and National General in the form annexed as Exhibit C.
"Personal Lines Reinsurance Agreement" has the meaning set forth in the Recitals.
"Personal Lines MGA Agreement" has the meaning set forth in the Recitals.
"Pre-Closing MGA Agreement" means the Managing General Agent Agreement, dated as of April 1, 2014, by and between National General Holdings Corp. and Tower Risk Management Corp.
"Regulatory Approvals" means all approvals, consents and authorizations of the transactions contemplated by this Agreement required under applicable state insurance or insurance holding company laws, including without limitation all approvals, consents and authorizations required by the New York Department of Financial Services, the Illinois Department of Insurance, the Massachusetts Division of Insurance, the Florida Office of Insurance Regulation, the New Jersey Department of Banking and Insurance, the Maine Bureau of Insurance and any other state insurance regulator whose approval is required to consummate any of the transactions contemplated by this Agreement.
"Retrocession Agreement" has the meaning set forth in the Recitals.
"SAP" means, with respect to any Tower Company, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator under Applicable Law.
"Stop-Loss Agreement" has the meaning set forth in the Recitals.

"Subject Premium" means Gross Written Premium in respect of the Personal Lines Business written or assumed by National General or its Affiliates in connection with the Transactions (including, without limitation, business written or assumed by National General or its Affiliates pursuant to the Cut-Through Quota Share Agreement and the Pre-Closing MGA Agreement) on or following the Effective Time, including, without limitation, Gross Written Premium in respect of renewals or replacements of policies in respect of the Personal Lines Business issued on or prior to the Effective Time, and policies in respect of the Personal Lines Business written by National General or its Affiliates following the Effective Time.
"Subsidiary" of any Person means another Person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.
"Taxes" means all federal, state, local and foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, value added, property or windfall profits taxes, or similar fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), together with any interest and any penalties, additions to tax or additional amounts imposed thereon by any Taxing Authority, domestic or foreign.
"Taxing Authority" means any Governmental Entity or other Person responsible for and having jurisdiction over, the administration of Taxes.
"Third-Party Claim" has the meaning set forth in Section 8.2(a).
"Tower" has the meaning set forth in the Recitals.
"Tower Companies" means the companies set forth on Exhibit I hereto.
"Transaction Closing" has the meaning set forth in Section 2.1.
"Transaction Closing Date" has the meaning set forth in Section 2.1.
"Transaction Documents" means this Agreement, the Administrative Services Agreement, the Personal Lines Bill of Sale, the Personal Lines MGA Agreement, the Personal Lines Reinsurance Agreement, the Credit Agreement, the LPT Agreement, the Retrocession Agreement, the Investment Agreement, the Stop-Loss Agreement, the Personal Lines SPA, and the Investment Agreement.
"Transactions" has the meaning set forth in the Recitals.

ARTICLE II

TRANSACTION CLOSING

Section 2.1    Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VII, the closing of the transactions contemplated hereby (the "Transaction Closing") shall take place at 10:00 a.m. on the "Closing Date" (as defined in the Merger Agreement), at the same location as the "Closing" (as defined in the Merger

Agreement). The effective date and time of the Transaction Closing are herein referred to as the "Transaction Closing Date." All of the contemplated transactions under this Agreement shall be deemed to be consummated as of 11:59:59 p.m. Eastern Time on the Transaction Closing Date (the "Effective Time") and all actions taken at Transaction Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement.
Section 2.2    ACP's Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, ACP shall deliver to National General all of the following:
(a)    FIRPTA Certificate. Unless ACP is a foreign person, a certification from ACP and signed by a responsible officer of ACP, as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that ACP is not a foreign person.
(b)    Transaction Documents. A copy of (i) each Transaction Document (other than this Agreement) duly executed by ACP or its applicable Affiliate and (ii) such other documents and instruments as National General reasonably requests to consummate the transactions contemplated by this Agreement.
Section 2.3    National General's Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, National General shall deliver to ACP a copy of (a) each Transaction Document (other than this Agreement) duly executed by National General or its applicable Affiliate and (b) such other documents and instruments as ACP reasonably requests to consummate the transactions contemplated by this Agreement.
Section 2.4    Earn-Out Payments.
(a)    National General will pay to ACP and ACP will accept from National General, an amount in cash equal to three percent (3%) of Subject Premium for the three-year period following the Effective Time (the "Earn-Out Period"), which shall be payable semi-annually on the terms herein (each such payment, an "Earn-Out Payment"). The aggregate amount of all Earn-Out Payments shall not exceed $30 million. The parties agree that National General shall be entitled to set off any amounts due or payable to ACP hereunder against any amounts otherwise due and payable by ACP to National General or its Affiliates in connection with the Transactions.
(b)    On the last Business Day of the month following each Measurement Date during the Earn-Out Period, National General shall notify ACP in writing of the Subject Premium for the six-month period ending on such Measurement Date (except with respect to the initial Measurement Date, which shall provide the Subject Premium beginning at the Effective Time and ending on the initial Measurement Date) and National General shall pay to ACP the Earn-Out Payment in respect of such period by wire transfer in immediately available funds to the Reserve Account (as such term is defined in the Credit Agreement). During the five-day period immediately following ACP's receipt of an Earn-Out Payment, ACP shall be permitted to review National

General's books and records and National General's working papers to the extent solely related to the determination of the Subject Premium and the applicable Earn-Out Payment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACP
Subject to the exceptions and qualifications set forth in the Disclosure Schedule, ACP represents and warrants to National General as follows:
Section 3.1    Organization, Standing and Corporate Power. ACP is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.
Section 3.2    Authority. ACP has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by ACP and the consummation by ACP of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ACP and no other corporate action or proceeding on the part of ACP or any Affiliate of ACP is necessary (including any shareholder vote). This Agreement and each of the other Transaction Documents has been duly executed and delivered by ACP and, assuming this Agreement and the other Transaction Documents constitute the valid, legal and binding agreement of National General, constitutes a valid, legal and binding obligation of ACP, enforceable against ACP in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 3.3    Noncontravention; Consents. Neither the execution and delivery of this Agreement or the other Transaction Documents by ACP, nor the consummation by ACP of the transactions contemplated hereby or thereby, nor performance or compliance by ACP with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, code of regulations, by-laws or other comparable charter or organizational documents of ACP or (ii) assuming (A) that the actions described in Section 4.02(a) of the Merger Agreement have been completed, (B) that the authorizations, consents and approvals referred to in this Section 3.3 are obtained and (C) that the filings referred to in this Section 3.3 are made and any waiting periods thereunder have terminated or expired, in the case of each of clauses (A) through (C), prior to the Effective Time, (x) conflict with, contravene or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to ACP or the Tower Companies or (y) conflict with, contravene or violate or constitute a default or breach under any of the terms, conditions or provisions of any Contract to which ACP or any of the Tower Companies is a party or accelerate ACP's or any of the Tower Companies', if applicable, obligations under any such Contract. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) compliance with the rules and regulations of the NASDAQ Stock Market, (c) the filing of appropriate documents with the relevant authorities of other jurisdictions in which any of the Tower Companies is qualified to do business, (d) compliance with any applicable state securities or blue sky laws and (e) the Regulatory Approvals as set forth in Section 3.3 of the Disclosure Schedule, no consent or approval of, action by or in respect of, or filing, license, permit or authorization, declaration or registration with, any court or governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), the performance by ACP of its obligations pursuant to this Agreement and the other Transaction Documents and the consummation by ACP of the transactions contemplated hereunder and thereunder.
Section 3.4    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of ACP or the Tower Companies.
Section 3.5    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of ACP or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of ACP, including any representation or warranty as to the accuracy or completeness of any information regarding the Tower Companies furnished or made available to National General and its representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NATIONAL GENERAL
Subject to the exceptions and qualifications set forth in the Disclosure Schedule, National General represents and warrants to ACP as follows:
Section 4.1    Organization, Standing and Corporate Power. National General is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.
Section 4.2    Authority. National General has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by National General and the consummation by National General of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of National General. No action by the stockholders of National General is necessary to authorize the execution and delivery by National General of this Agreement and the other Transaction Documents and the consummation by National General of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents has been duly executed and delivered by National General and, assuming this Agreement constitutes the valid, legal and binding agreement of ACP, constitutes a valid, legal and binding obligation of National General, enforceable against National General in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    Noncontravention; Consents. The execution and delivery of this Agreement and the other Transaction Documents do not, and except as disclosed in Section 4.3 of the Disclosure Schedule, the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the certificate of incorporation or the by-laws of National General or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require approval or consent under, give rise to a right of termination under, or result in the creation of any Lien (other than a Permitted Lien) on any property or asset of National General or any of its Affiliates under, any agreement, permit, franchise, license or instrument to which National General or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene, be prohibited by, or require approval or consent under, any Applicable Law, judgment, injunction or award applicable to National General or any of its Subsidiaries, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of National General to consummate any of the transactions contemplated hereby or thereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to National General or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by National General or the consummation by National General of any of the transactions contemplated hereby or thereby, except for (i) the approvals, filings and notices required under the insurance laws of the jurisdictions set forth in Section 4.3 of the Disclosure Schedule, (ii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Disclosure Schedule and (iii) such other consents, approvals, authorizations, declarations, filings or notices that are not required to be set forth pursuant to clauses (ii) and (iii) the failure to obtain or make which, in the aggregate, would not materially impair the ability of National General to consummate any of the transactions contemplated hereby.
Section 4.4    Litigation. There is no suit, action, proceeding or arbitration pending or threatened in writing against or affecting National General or any Affiliate of National General that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or (ii) would reasonably be expected to impair the ability of National General to consummate any of the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.5    Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of National General or any Affiliate.
ARTICLE V
COVENANTS
Section 5.1    Employees of the Tower Companies.
(c)    From time to time on or after the date hereof, upon ten (10) days written notice to ACP and AmTrust (an "Employee Offer Notice"), subject to subsection (b) below, National

General may, or may cause an Affiliate to, offer employment to employees of any Tower Company or its Affiliates that National General reasonably determines are necessary for the Personal Lines Business under terms and conditions satisfying the obligations of ACP under the Merger Agreement (as defined in the Master Agreement) with respect to such employees.
(d)    If within ten (10) days of receipt of an Employee Offer Notice, neither AmTrust nor ACP has objected in writing to the making of offers of employment to the employees indicated in such Employee Offer Notice, National General may make an offer of employment to such employees. If AmTrust or ACP provides such written objection, ACP, AmTrust and National General shall negotiate in good faith to coordinate the employment or retention of such employees among themselves. If an agreement as to the employment or retention of such employees is reached, National General may make offers to such employees pursuant to such agreement. If within thirty (30) days of the delivery of any such objection, ACP, AmTrust and National General shall have failed to reach an agreement with respect to the employment or retention of such employees, ACP, National General and AmTrust shall enter mediation. In the event pursuant to such mediation ACP, AmTrust and National General shall reach an agreement as the employment or retention of such employees, National General may make offers of employment to the employees designated in such agreement.
(e)    Nothing contained in this Agreement shall confer upon any employee of any Tower Company or any of its Affiliates any right with respect to continued employment by National General or any of its Affiliates. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by National General or any of its Affiliates or under any benefit plan that National General or any of its Affiliates may maintain.
Section 5.2    Confidential Information.
(a)    The Parties hereby agree to treat as confidential any and all reports, information, and data relating to, obtained by, prepared or assembled by, or given to the other or developed as a result of information supplied by or on behalf of any Party under this Agreement, or by reason of, or relating to, the transactions contemplated by or incidental to this Agreement, including but not limited to any materials, presentations, records, and all matters affecting or relating to the proposed business and operations under the Personal Lines Business (such information being collectively referred to herein as "Confidential Information"). For purposes of this Section 5.2, the party disclosing Confidential Information will be referred to as the "Disclosing Party" and the party receiving Confidential Information will be referred to as the "Receiving Party."
(b)    The Parties shall each take appropriate steps to ensure that all Confidential Information is kept confidential by the respective Parties and each of their directors, officers,

principals, shareholders, affiliates, employees, agents and advisors, and that such Confidential Information will not be divulged, disclosed or communicated to any person, firm, association, corporation or other entity, during or subsequent to the Term of this Agreement, provided, however, that (a) disclosure of any Confidential Information to which the Disclosing Party has consented in writing may be made; (b) any Confidential Information may be disclosed to regulatory authorities or other appropriate parties pursuant to Laws or legal process after notice is given to the Disclosing Party to allow the Disclosing Party to contest or limit the scope of Confidential Information to be disclosed; (c) Confidential Information may also be disclosed to auditors of any Receiving Party, Tower Company reinsurers or retrocessionaires, to the extent reasonably appropriate; and (d) Confidential Information may also be disclosed by a Receiving Party to its Affiliates, provided the Receiving Party directs such Affiliates to treat such Confidential Information confidentially and in accordance with the terms of this Agreement.
(c)    In the event of a breach of this Section 5.2 relating to Confidential Information, the affected Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, which shall not be deemed to be the exclusive remedy for such breach, but shall be in addition to all the remedies available at law or equity.
(d)    The term "Confidential Information" as used in this Agreement does not include information which (i) was known to the Receiving Party prior to disclosure of such information by the Disclosing Party, (ii) was or becomes generally available to the public other than as a result of the disclosure by or on behalf of the Receiving Party; (iii) was or becomes available on a non-confidential basis from a source other than the Receiving Party or its representatives, provided that such source is not bound by a confidentiality agreement with, or similar obligation to, the Disclosing Party or (iv) is independently developed by the Receiving Party without the use of such information.
(e)    National General may from time to time provide each Tower Company with access to certain proprietary systems developed by National General, including without limitation, any source code, object code, executable code, data, databases, and related documentation in respect thereof (collectively, the "National General IP"). Each Tower Company acknowledges and agrees that the National General IP, including without limitation program code, specifications, logic, design, ideas, techniques, know-how and procedures contained therein and all related documentation are confidential intellectual property exclusively owned by National General. This Agreement does not grant and shall not be construed to grant any license or right to use the National General IP except as expressly authorized in writing by National General. Each Tower Company and its employees shall not disclose National General IP or any part thereof to any third party, including affiliates, except as expressly authorized by National General. Each Tower Company shall not (a) use or access the National General IP for any purpose other than performing its duties under this

Agreement; or (b) modify, enhance, reverse engineer, delink, disassemble or decompile any of the National General IP or part thereof.
Section 5.3    Covenant Not to Compete, Solicit or Hire.
(a)    ACP and each of its subsidiaries (including, without limitation, the Tower Companies) (collectively, the "ACP Parties") acknowledges and agrees that National General and its Affiliates would be irreparably damaged if any ACP Party were to provide services or to otherwise participate in the business of any Person competing with the Personal Lines Business in a similar business and that any such competition by an ACP Party would result in a significant loss of goodwill by National General in respect of the Personal Lines Business. Each ACP Party further acknowledges and agrees that the covenants and agreements set forth in this Section 5.3 were a material inducement to National General to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, and that National General and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement or the other Transaction Documents as specifically negotiated by the parties hereto and thereto if any ACP Party breached the provisions of this Section 5.3. Therefore, in further consideration of National General's performance of its obligations hereunder and under the other Transaction Documents, each of the ACP Parties agrees that during the period in which any parties have any obligations under any of the Transaction Documents (including, without limitation, the Credit Agreement) and the five-year period thereafter, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, either for itself, himself or herself or through any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in or participating in, the Personal Lines Business; provided, that the foregoing shall not restrict or prohibit the ACP Parties from engaging in reinsurance transactions in respect of the Personal Lines Business. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than two percent (2%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Each ACP Party agrees that this covenant is reasonably designed to protect National General’s substantial investment and is reasonable with respect to its duration, geographical area and scope.
(b)    For so long as any ACP Party has continuing obligations under Section 3.3(a) above, such ACP Party shall not (and shall cause its, his or her Subsidiaries not to) directly, or indirectly through another Person, (a) induce or attempt to induce (other than by a general solicitation advertisement, posting or similar job solicitation process) any employee, agent or producer of National General or its Affiliates engaged in the Personal Lines Business to leave the employ of National General or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between National General or any of its Subsidiaries or Affiliates and any such employee, except in accordance with Section 5.1, (b) hire (other than by a general solicitation advertisement, posting or similar job solicitation process) any employee, agent or producer of National General or any of its Subsidiaries or Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid disputes under this Section 5.3(b) that any such hiring (other than by a general solicitation advertisement, posting or similar job solicitation process) within such six-month period is in violation of clause (i) above), except in accordance with Section 5.1, or (c) call on, solicit or service any customer, agent, producer, supplier, licensee, licensor or other business relation of the Personal Lines Business in order to induce or attempt to induce such Person to cease doing or decrease their business with National General or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and National General or any of its Subsidiaries or Affiliates (including making any negative statements or communications about National General or any of its Subsidiaries or Affiliates).
(c)    If, at the time of enforcement of any of the provisions of this Section 5.3, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the Parties agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.
(d)    If an ACP Party (the "Restricted Persons") breaches, or threatens to commit a breach of, any of the provisions of this Section 5.3 (the "Restrictive Covenants"), National General will have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to National General at law or in equity:

(i)
the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to National General and that money damages would not provide an adequate remedy to National General; and

(ii)
the right and remedy to require the Restricted Persons to account for and pay over to National General any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants.

Section 5.4    Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The parties acknowledge and agree that any reference made to commercially reasonable efforts in this Agreement shall not include any obligation to commence or continue any contested arbitration or litigation other than the filing of a proof of claim or similar filing requirement necessary to preserve a claim against any insolvent or otherwise financially impaired debtor.
Section 5.5    Consents, Approvals and Filings. ACP and National General shall each use their commercially reasonable efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, ACP and National General shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.
Section 5.6    Public Announcements. Until the Transaction Closing Date, the parties hereto shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereunder, and shall not issue any such press release or make any such public statement prior to such consultation and joint approval of National General and ACP, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.
Section 5.7    Further Assurances. ACP and National General agree, and ACP, prior to the Transaction Closing, and National General, after the Transaction Closing, agree to cause the Tower Companies and each of their Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 5.8    Notice of Events.
(a)    National General shall promptly notify ACP, and ACP shall promptly notify National General, in writing, upon (1) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (2) receiving any notice from any Governmental Entity of its intention to (i) institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) nullify or render ineffective this Agreement or such transactions if consummated.
(b)    During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, National General shall promptly notify ACP in writing if National General becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of National General's discovery of such event, fact or condition; (ii) any material failure on its part or ACP's or the Tower Companies' part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of ACP's representations or warranties hereunder.
(c)    During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, ACP shall promptly notify National General in writing if ACP becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of ACP's discovery of such event, fact or condition; (ii) any material failure on its part or National General's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of National General's representations or warranties hereunder.
Section 5.9    Merger Agreement. During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, ACP shall promptly notify National General in writing if ACP becomes aware of: (a) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower's representations or warranties set forth in the Merger Agreement had any such representation or warranty been made as of the time of ACP's discovery of such event, fact or condition; (b) any material failure on Tower's part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; or (c) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower's representations or warranties under the Merger Agreement. ACP hereby agrees that without National General's written consent that it shall not waive: (x) any material breach by Tower of any of its representation or warranty set forth in the Merger Agreement; or (y) any material failure by Tower to comply with any covenants or conditions to closing contained in the Merger Agreement.
Section 5.10    Transition Services. From time to time following the Transaction Closing Date, National General may request from ACP any transition services that National General reasonably determines are necessary for the Personal Lines Business. National General shall reimburse ACP for any costs actually incurred by ACP in providing any such services to National General.
Section 5.11    Use of Office Space. From time to time following the Transaction Closing Date, National General may elect to use all or a portion of the office space used by any of the Companies prior to such date, including, without limitation, employee work stations, telephone and computer equipment and other facilities as National General determines are reasonably necessary for the Personal Lines Business. National General shall reimburse ACP for costs actually incurred by ACP in connection therewith.
ARTICLE VI
RESERVED
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the Transaction Closing Date of the following conditions:
(e)    Governmental Consents. All filings required to be made prior to the Transaction Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated hereby by ACP and National General set forth in Section 3.3 and Section 4.3 of the Disclosure Schedule shall have been made or obtained.
(f)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no Applicable Law of any Governmental Entity preventing the consummation of the Transactions or any of the other transactions contemplated hereby shall be in effect; provided, that the party invoking this condition shall have used all reasonable efforts to have any such order or injunction vacated, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such order, preliminary or permanent injunction or other order to prohibit the consummation of the transactions contemplated hereby or any of the other transactions contemplated hereby.
(g)    Consents. All consents, waivers, clearances, approvals and authorizations from third parties under the contracts and agreements set forth on Section 7.1(c) of the Disclosure Schedule as being required to be obtained prior to Transaction Closing shall have been retained.
(h)    Merger Agreement.    The Closing (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) shall occur contemporaneous with the transactions contemplated herein.

(i)    Commercial Lines Master Agreement. The transactions contemplated by the Commercial Lines Master Agreement to be effected as of the "Transaction Closing" (as defined in the Commercial Lines Master Agreement) shall occur contemporaneous with the transactions contemplated herein.
Section 7.2    Conditions to Obligations of National General. The obligations of National General to consummate the transactions contemplated hereby and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by National General on or prior to the Transaction Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of ACP in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date (except as to any representation or warranty which specifically relates to another date).
(b)    Performance of Obligations of ACP. ACP shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.
(c)    Closing Deliveries. ACP shall have delivered to National General each of the items described in Section 2.2.
Section 7.3    Conditions to Obligations of ACP. The obligations of ACP to consummate the transactions contemplated hereby and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by ACP on or prior to the Transaction Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of National General set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date (except as to any representation or warranty which specifically relates to another date).
(b)    Performance of Obligations of National General. National General shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.
(c)    Closing Deliveries. National General shall have delivered to ACP each of the items described in Section 2.3.
Section 7.4    Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to cause the Transaction Closing to occur, as required by Section 5.4 hereof.

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Obligation to Indemnify.
(d)    ACP agrees to indemnify, defend and hold harmless National General and its Affiliates and their respective representatives from and against all Losses relating to a Third Party Claim to the extent such Losses are determined to have arisen from, or relate to, any material breach of any of the covenants and agreements of ACP contained in this Agreement.
(e)    National General agrees to indemnify, defend and hold harmless ACP and its Affiliates and their respective representatives from and against all Losses relating to a Third Party Claim to the extent such Losses are determined to have arisen from, or relate to, any material breach of any of the covenants and agreements of National General contained in this Agreement.
(f)    The parties' obligations pursuant to this Section 8.1 shall terminate as of the Transaction Closing Date, except for claims based on actual fraud, criminal activity or willful misconduct. Following the Transaction Closing Date, the parties' indemnification rights and obligations shall be as set forth in the applicable Transaction Document.
Section 8.2    Indemnification Procedures.
(d)    If any third party shall notify either party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing.
(e)    An Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
(f)    Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8.2(b) above, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(g)    In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties.
ARTICLE IX
TERMINATION PRIOR TO CLOSING
Section 9.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Transaction Closing:
(h)    by the written agreement of National General and ACP;
(i)    by either ACP or National General in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;
(j)    by either ACP or National General in writing, if a Governmental Entity shall have disapproved a Regulatory Approval;
(k)     unless ACP or National General otherwise agree in writing, upon the withdrawal of filings submitted in connection with any Regulatory Approvals; or
(l)    automatically, following the termination of the Merger Agreement.
Section 9.2    Effect of Termination. In the event of termination pursuant to Section 9.1, this Agreement shall become null and void and have no effect (other than Section 5.3 (Public Announcements), Article VIII (Indemnification), this Section 9.2 and Article X (General Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of ACP, the Tower Companies or National General or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud. For purposes hereof, "willful and material breach" means a material breach by a party of the applicable provision of this Agreement as a result of an action or failure to act by such Person that it knew would result in a breach of this Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    No Survival of Representations, Warranties, Covenants and Agreements. This Article X, Article VIII and the agreements of ACP and National General contained in Article II, Article V and Article VI shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

Section 10.2    Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, ACP shall be solely responsible for the payment of all of the transaction expenses incurred by or on behalf of ACP or the Tower Companies incident to the transaction which is the subject of this Agreement, including investment banking fees, accounting fees and legal fees.
Section 10.3    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to National General, to
National General Holdings Corporation
59 Maiden Lane, 38th Floor
New York, NY 10038
(212) 380-9479
Facsimile: (212) 380-9498
Attention: Jeffrey Weissmann, Esq.

if to ACP, to

Washington Mall
7 Reid Street, Suite 404
Hamilton HM11 Bermuda
Attn: General Counsel
Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.
Section 10.4    Interpretation. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The inclusion of any information in the Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Tower Companies. The specification of any dollar amount in the Disclosure Schedule is not intended to imply that such amount, or higher or lower amounts is or is not material for purposes of this Agreement and no party shall use the fact of the setting forth of such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described therein is or is not material for purposes of this Agreement. Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except as expressly provided herein), and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy among the parties as to whether any obligation, item or matter not described in this Agreement or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement (except as expressly provided herein). The disclosure of an item in one section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
Section 10.5    Entire Agreement; Third-Party Beneficiaries. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. National General has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the transactions contemplated hereby and is capable of bearing the economic risks thereof. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.
Section 10.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.
Section 10.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.8    Dispute Resolution; Enforcement.
(a)    In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of National General and a senior officer of ACP shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement. If they are unable to resolve the dispute in this manner within a reasonable period of time, the parties may pursue judicial remedies with respect to such dispute. This section shall not apply to any application to obtain emergency judicial intervention.

(b)    All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 10.8(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.3 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 10.9    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 10.10    Severability; Amendment and Waiver.
(a)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)    This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.
(c)    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, ACP and National General have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ACP RE, LTD

By /s/ Michael Karfunkel
Name: Michael Karfunkel
Title: Chairman

NATIONAL GENERAL HOLDINGS CORP.

By /s/ Michael Weiner
Name: Michael Weiner
Title: Chief Financial Officer

[Signature Page to Amended and Restated Personal Lines Master Agreement]

Note: Exhibits A-H were previously included as Exhibits A-H to the Personal Lines Master Agreement dated as of April 8, 2014 by and between ACP Re Ltd. and the Company filed as Exhibit 10.22 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-195262) filed with the Securities and Exchange Commission on April 30, 2014 and are incorporated by reference herein from such filing.
EXHIBIT A

LPT Agreement

EXHIBIT B

Administrative Services Agreement

EXHIBIT C

Personal Lines MGA Agreement

EXHIBIT D

Personal Lines Reinsurance Agreement

EXHIBIT E

Stop-Loss Agreement

EXHIBIT F

Investment Agreement

EXHIBIT G

Personal Lines Bill of Sale

EXHIBIT H

Personal Lines SPA

EXHIBIT I

Tower Companies

1.	CastlePoint National Insurance Company, an insurance company organized under the laws of Illinois;

2.	North East Insurance Company, an insurance company organized under the laws of Maine;

3.	Preserver Insurance Company, an insurance company organized under the laws of New Jersey;

4.	York Insurance Company of Maine, an insurance company organized under the laws of Maine;

5.	Massachusetts Homeland Insurance Company, an insurance company organized under the laws of Massachusetts;

6.	Tower Insurance Company of New York, an insurance company organized under the laws of New York;

7.	Tower National Insurance Company, an insurance company organized under the laws of Massachusetts;

8.	Hermitage Insurance Company, an insurance company organized under the laws of New York;

9.	CastlePoint Florida Insurance Company, an insurance company organized under the laws of Florida; and

10.	CastlePoint Insurance Company, a New York property and casualty insurance company.